Exhibit 99.1
[ONEOK Logo]	News

April 26, 2005	Analyst Contact: Weldon Watson
918-588-7158 Media Contact: Lori Webster 918-588-7570

ONEOK to present at AGA Financial Forum

Tulsa, Okla. -- David Kyle, chairman, president and chief executive officer of ONEOK, Inc. (NYSE:OKE) and Jim Kneale, executive vice president -- finance and administration and chief financial officer of ONEOK, will present at the American Gas Association Financial Forum in New Orleans on Monday, May 2, 2005, beginning at 1:55 p.m. Central Time.

The webcast will be accessible at the ONEOK Web site at www.oneok.com. A replay of the webcast will be archived for ninety days.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, serving over 2 million customers.  We gather, process, store and transport natural gas in the mid-continent region of the United States.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the United States.  We are also involved in oil and gas production in Oklahoma and Texas.  ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships.  Northern Border acquires, owns and manages pipelines and other midstream energy assets and is a leading transporter of natural gas imported from Canada into the United States. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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